                                                                   Exhibit 3.1

ARTICLES OF AMENDMENT
OF
SUMMIT FINANCIAL GROUP, INC.
a West Virginia Corporation

In accordance with § 31D-10-1006 of the Code of West Virginia, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST:	The name of the corporation is Summit Financial Group, Inc. (the “Corporation”).

SECOND:	The following amendments to the Articles of Incorporation were adopted by the Board of Directors and shareholder approval was not required.

THIRD:	The date of the adoption of the amendments was July 26, 2011.

FOURTH:
Pursuant to the authority granted the Board of Directors of the Corporation in Article IV of the Corporation’s Amended and Restated Articles of Incorporation, on July 26, 2011, the Board of Directors approved an amendment to Article IV of the Articles of Incorporation, which amendment adds a new subsection G. to Article IV and establishes a new series of preferred stock, par value $1.00 per share, of this Corporation, designated as “Series 2011 Preferred Stock,” having the number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof as are set forth in Exhibit A to these Articles of Amendment attached hereto and made a part hereof as if set forth in full herein.

FIFTH:                      Contact name and number of person to reach in case of problem with filing:

Robert S. Tissue Chief Financial Officer Summit Financial Group, Inc. 300 North Main Street Moorefield, West Virginia 26836 (304) 530-1000

[Signature Page Follows]

[Signature Page to Articles of Amendment]

IN WITNESS WHEREOF, Summit Financial Group, Inc. has caused these Articles of Amendment of the Corporation to be executed by its duly authorized officer on the 28th day of October, 2011.

SUMMIT FINANCIAL GROUP, INC.

By: /s/ Robert S. Tissue
Robert S. Tissue
Chief Financial Officer

[Exhibit A Follows]

EXHIBIT A
CERTIFICATE OF DESIGNATIONS OF
8% NON-CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES 2011
OF SUMMIT FINANCIAL GROUP, INC.

Article IV of the Articles of Incorporation of the Corporation is hereby amended by adding the following new subsection G. which sets forth the terms of the Corporation’s 8% Non-Cumulative Convertible Preferred Stock, Series 2011.

G.	Series 2011 Preferred Stock.

1. Designation.  The new series of preferred stock created by this Article IV, Paragraph G shall be designed and known as the “Series 2011 Preferred Stock.”  Each share of Series 2011 Preferred Stock shall be identical in all respects to every other share of Series 2011 Preferred Stock, will rank equally with Parity Stock, if any, and will rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary dissolution, winding-up and liquidation of the Corporation.

2. Number of Shares.  The authorized number of shares of Series 2011 Preferred Stock shall be 15,000, par value $1.00 per share, with a liquidation preference of $500 per share.  Such number may from time to time be increased (but not in excess of the total number of authorized shares of Capital Stock of the Corporation) or decreased (but not below the number of shares of Series 2011 Preferred Stock then outstanding) by the Board of Directors.  Shares of Series 2011 Preferred Stock that are converted in accordance with the terms hereof, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of the Corporation’s preferred stock undesignated as to series.  The Corporation shall not have the authority to issue fractional shares of Series 2011 Preferred Stock.

3. Definitions.  As used herein with respect to Series 2011 Preferred Stock:

“Applicable Conversion Price” at any given time means, for each share of Series 2011 Preferred Stock, the price equal to $500 divided by the Applicable Conversion Ratio in effect at such time.

“Applicable Conversion Ratio” means the number of shares of Common Stock to be received upon the conversion of each share of Series 2011 Preferred Stock determined by dividing $500 by the greater of (i) $4.00 or (ii) the Closing Price of the Common Stock on the Trading Day immediately preceding the date of issuance of such share of Series 2011 Preferred Stock, plus cash in lieu of fractional shares, subject to adjustment as set forth herein.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in Moorefield, West Virginia are not authorized or obligated by law, regulation or executive order to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, excluding any debt securities convertible into such equity.

“Closing Price” of the Common Stock on any date of determination means:

(a) the closing sale price of the Common Stock (or, if no closing sale price is reported, the last reported sale price of the Common Stock) on that date on the Nasdaq Capital Market;

(b) if the Common Stock is not traded on the Nasdaq Capital Market on that date, the closing sale price of the Common Stock (or, if no closing sale price is reported, the last reported sale price of the Common Stock) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange or association on which the Common Stock is traded;

(c) if the Common Stock is not traded on a U.S. national or regional securities exchange or association on that date, the last quoted bid price per share on that date in the over-the-counter market as reported by Pink Sheets LLC or a similar organization; or

(d) if the Common Stock is not so quoted by Pink Sheets LLC or a similar organization on that date, as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

The “Closing Price” for any other share of Capital Stock shall be determined on a comparable basis.  For purposes of these Articles of Incorporation, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the Nasdaq Capital Market shall be such closing sale price and last reported sale price as reflected on the website of the Nasdaq Capital Market (http://www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the Nasdaq Capital Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the Nasdaq Capital Market shall govern.

“Common Stock” means the common stock, par value $2.50 per share, of the Corporation.

“Conversion Agent” means Registrar and Transfer Company acting in its capacity as conversion agent for the Series 2011 Preferred Stock, and its successors and assigns or any other conversion agent appointed by the Corporation.

“Conversion Date” has the meaning set forth in Paragraph G.12(a)(iv)(B).

“Current Market Price” of the Common Stock means the average Closing Price of the Common Stock during the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Dividend Date with respect to the issuance, dividend or distribution requiring such computation.  Notwithstanding the foregoing, whenever successive adjustments to the Applicable Conversion Ratio are called for pursuant to Paragraph G.13, such adjustments shall be made to the Current Market Price as may be necessary or appropriate to effectuate the intent of Paragraph GG.13 and to avoid unjust or inequitable results as determined in good faith by the Board of Directors.

“Depositary” means DTC or its nominee or any successor depositary appointed by the Corporation.

“Distributed Assets” has the meaning set forth in Paragraph G.13(a)(iv).

“Dividend Payment Date” has the meaning set forth in Paragraph G.4(a).

“Dividend Period” has the meaning set forth in Paragraph G.4(a).

“Dividend Threshold Amount” has the meaning set forth in Paragraph G.13(a)(v).

“DTC” means The Depository Trust Company, together with its successors and assigns.

“Exchange Property” has the meaning set forth in Paragraph G.14(a).

“Ex-Dividend Date,” when used with respect to any issuance, dividend or distribution, means the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the relevant issuance, dividend or distribution.

“Expiration Date” has the meaning set forth in Paragraph G.13(a)(vi).

“Expiration Time” has the meaning set forth in Paragraph G.13(a)(vi).

“Fair Market Value” means the amount which a willing buyer would pay a willing seller in an arm’s-length transaction as determined by the Board of Directors.

“Holder” means the Person in whose name the shares of Series 2011 Preferred Stock are registered, which may be treated by the Corporation, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series 2011 Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“Junior Stock” means the Common Stock and any other class or series of stock of the Corporation hereafter authorized over which Series 2011 Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Corporation.

“Mandatory Conversion Date” has the meaning set forth in Paragraph G.12(b)(iii).

“Notice of Mandatory Conversion” has the meaning set forth in Paragraph G.12(b)(iii).

“Parity Stock” means any other class or series of stock of the Corporation that ranks on par with Series 2011 Preferred Stock in the payment of dividends (whether such dividends are cumulative or non-cumulative) or in the distribution of assets in the event of any voluntary or involuntary dissolution, winding-up and liquidation of the Corporation, including, but not limited to, the Series 2009 Preferred Stock issued by the Corporation.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Registrar” means Registrar and Transfer Company acting in its capacity as registrar for the Series 2011 Preferred Stock, and its successors and assigns or any other registrar appointed by the Corporation.

“Reorganization Event” has the meaning set forth in Paragraph G.14(a).

“Series 2011 Preferred Stock” has the meaning set forth in Paragraph G.1.

“Spin-Off” has the meaning set forth in Paragraph G.13(a)(iv).

“Spin-Off Valuation Period” has the meaning set forth in Paragraph G.13(a)(iv).

“Trading Day” means a day on which the shares of Common Stock:

(a) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(b) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

“Transfer Agent” shall mean Registrar and Transfer Company acting in its capacity as transfer agent for the Series 2011 Preferred Stock, and its successors and assigns or any other transfer agent appointed by the Corporation.

4. Dividends.

(a) Rate.  Holders of Series 2011 Preferred Stock shall be entitled to receive, if, as and when declared by the Board of Directors, but only out of funds legally available therefor, non-cumulative cash dividends on the liquidation preference of $500 per share of Series 2011 Preferred Stock, and no more, from the date of issuance at a rate per annum equal to 8.0%, payable quarterly in arrears on each March 1, June 1, September 1 and December 1, commencing December 1, 2011.  The term “Dividend Payment Date” means each March 1, June 1, September 1 and December 1 during the period that any Series 2011 Preferred Stock is outstanding.  If any date specified pursuant the preceding sentence is not a Business Day, then dividends will be payable on the first Business Day following such date and dividends shall be payable to the actual payment date and no interest or other payment shall be paid with respect of such delay.  The term “Dividend Period” means, with respect to each share of Series 2011 Preferred Stock, each calendar quarter ending March 31, June 30, September 30 and December 31; provided that the first Dividend Period shall commence on the date of first issuance of such share of Series 2011 Preferred Stock and shall continue through the end of such calendar quarter.  The amount of dividends payable for any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b) Record Date.  Each dividend shall be payable to Holders of record as they appear on the Corporation’s stock register at 5:00 p.m., Eastern time, on the last day of the calendar quarter immediately preceding the relevant Dividend Payment Date.  The record date shall apply regardless of whether any particular record date is a Business Day.

(c) Non-Cumulative Dividends.  Dividends on shares of Series 2011 Preferred Stock shall be non-cumulative.  To the extent that any dividends payable on the shares of Series 2011 Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to be payable and the Corporation shall have no obligation to pay, and the holders of Series 2011 Preferred Stock shall have no right to receive, dividends payable in respect of the Dividend Period ending immediately prior to such Dividend Payment Date after such Dividend Payment Date, whether or not dividends are declared for any subsequent Dividend Period with respect to the Series 2011 Preferred Stock, any Parity Stock, any Junior Stock or any other class or series of authorized preferred stock of the Corporation.  Holders of Series 2011 Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full dividends for each Dividend Period on the Series 2011 Preferred Stock.  No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or dividend payments or failure to make any dividend payment or dividend payments.

(d) Priority of Dividends.  So long as any share of Series 2011 Preferred Stock remains outstanding and, as to any Junior Stock or Parity Stock then outstanding, unless full dividends on all outstanding shares of Series 2011 Preferred Stock for the Dividend Period ending on or immediately prior to the dividend payment date or other payment date for such Junior Stock or Parity Stock have been paid in full or declared and set aside for payment, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on such Junior Stock (other than a dividend payable solely in Junior Stock) or on such Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and (ii) no shares of Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (1) as a result of a reclassification of Junior Stock for or into Junior Stock, (2) the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, (3) repurchases in support of the Corporation’s employee benefit and compensation programs, or (4) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation.  When dividends are not paid in full upon the Series 2011 Preferred Stock and any Parity Stock, dividends upon shares of the Series 2011 Preferred Stock and such Parity Stock will be declared on a proportional basis, based upon the ratio of the amount of dividends declared on the Series 2011 Preferred Stock and such Parity Stock to the amount that, if declared, would be full dividends (including accrued and unpaid dividends as to any Parity Stock that bears dividends on a cumulative basis) on the Series 2011 Preferred Stock and such Parity Stock through the next succeeding applicable dividend payment date.  If the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of the Series 2011 Preferred Stock prior to such date.  Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the shares of Series 2011 Preferred Stock shall not be entitled to participate in any such dividend.

5. Liquidation Rights.

(a) Liquidation.  In the event of any voluntary or involuntary dissolution, winding-up and liquidation of the Corporation, holders of Series 2011 Preferred Stock shall be entitled, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any Parity Stock or class or series of securities ranking senior to the Series 2011 Preferred Stock upon liquidation and the rights of the Corporation’s creditors, to receive in full a liquidation preference in an amount equal to $500 per share, plus an amount equal to all declared and unpaid dividends for the then-current Dividend Period to the date of liquidation.  The holders of Series 2011 Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary dissolution, winding-up and liquidation of the Corporation other than what is expressly provided for in this Paragraph G.5.

(b) Partial Payment.  If the assets of the Corporation are not sufficient to pay in full the liquidation preference to all holders of Series 2011 Preferred Stock and the liquidation preferences of any Parity Stock to all holders of such Parity Stock, the amounts paid to the holders of Series 2011 Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences of Series 2011 Preferred Stock and all such Parity Stock.

(c) Residual Distributions.  If the applicable liquidation preference has been paid in full to all holders of Series 2011 Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation.  For purposes of this Paragraph G.5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Corporation.

6. Redemption.  The Corporation shall not have the right, without the consent of the Holder thereof, or obligation to purchase, call, redeem or otherwise acquire for value any or all of the Series 2011 Preferred Stock.

7. Voting Rights.  The Holders of the Series 2011 Preferred Stock shall not have voting rights other than those described herein, except as specifically required by West Virginia law.  In any matter in which the Series 2011 Preferred Stock may vote, each share of Series 2011 Preferred Stock will represent one vote.

So long as any shares of Series 2011 Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the Holders of at least two-thirds of the outstanding shares of Series 2011 Preferred Stock voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable, given in person or by proxy, either in writing or at a meeting:

•
amend or alter the provisions of its articles of incorporation for the shares of Series 2011 Preferred Stock so as to create or increase the authorized amount of any specific class or series of stock ranking senior to the Series 2011 Preferred Stock with respect to payment of dividends or the distribution of its assets upon its liquidation, dissolution or winding up; or

•
amend, alter or repeal the provisions of its articles of incorporation for the shares of Series 2011 Preferred Stock so as to change the rights, preferences, or limitations of the Series 2011 Preferred Stock; or

•
consummate a share exchange or reclassification involving the shares of Series 2011 Preferred Stock or a merger or consolidation of the Corporation with another entity, unless in each case shares of Series 2011 Preferred Stock remain outstanding;

provided, however, that (1) any increase in the amount of the Corporation’s authorized but unissued shares of preferred stock, (2) any increase in the authorized or issued shares of Series 2011 Preferred Stock, and (3) the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with or junior to the Series 2011 Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or noncumulative) and/or the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, will not be deemed to change the rights, preferences and limitations of the Series 2011 Preferred Stock.

8. Rank.  The Corporation shall not be entitled to issue any class or series of its Capital Stock, the terms of which provide that such class or series will rank senior to the Series 2011 Preferred Stock as to payment of dividends or distribution of assets upon liquidation, dissolution or winding-up of the Corporation, without the approval of the Holders of at least two-thirds of the shares of the Series 2011 Preferred Stock then outstanding and any class or series of Parity Stock then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series.  Notwithstanding anything set forth in the articles of incorporation or these Articles of Amendment to the contrary, the Board of Directors, without the vote of the Holders of the Series 2011 Preferred Stock, may authorize and issue additional shares of Junior Stock or Parity Stock.

9. Repurchase.  Subject to the limitations imposed herein, the Corporation may purchase and sell Series 2011 Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

10. No Sinking Fund.  Shares of Series 2011 Preferred Stock are not subject to the operation of a sinking fund.

11. Right to Convert.  Each Holder shall have the right, at such Holder’s option, on any Dividend Payment Date, to convert all or any portion of such Holder’s Series 2011 Preferred Stock into shares of Common Stock at the Applicable Conversion Ratio (subject to the conversion procedures set forth in Paragraph G.12 herein) plus cash in lieu of fractional shares.

12. Conversion.

(a) Conversion Procedures.

(i) Effective immediately prior to the close of business on the Mandatory Conversion Date or any applicable Conversion Date, dividends shall no longer be declared on any converted shares of Series 2011 Preferred Stock and such shares of Series 2011 Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders to receive any declared and unpaid dividends on such shares and any other payments to which they are otherwise entitled pursuant to Paragraphs G.11, G.12(b), G.14 or G.15, as applicable.

(ii) Prior to the close of business on the Mandatory Conversion Date or any applicable Conversion Date, shares of Common Stock issuable upon conversion of, or other securities issuable upon conversion of, any shares of Series 2011 Preferred Stock shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock and/or other securities issuable upon conversion), by virtue of holding shares of Series 2011 Preferred Stock.

(iii) The Person or Persons entitled to receive the Common Stock and/or other securities issuable upon conversion of Series 2011 Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or such other securities as of the close of business on the Mandatory Conversion Date or any applicable Conversion Date.  In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, other securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series 2011 Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation through book-entry transfer through the Depositary.

(iv) Conversion into shares of Common Stock will occur on the Mandatory Conversion Date or any applicable Conversion Date as follows:

(A) On the Mandatory Conversion Date or applicable Conversion Date, certificates or evidence of shares in book-entry form representing shares of Common Stock shall be issued and delivered to Holders or their designee upon presentation and surrender of the certificate evidencing the Series 2011 Preferred Stock to the Conversion Agent if shares of the Series 2011 Preferred Stock are held in certificated form, and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes. If a Holder’s interest is a beneficial interest in a global certificate representing Series 2011 Preferred Stock, a book-entry transfer through the Depositary will be made by the Conversion Agent upon compliance with the Depositary’s procedures for converting a beneficial interest in a global security.

(B) On the date of any conversion at the option of Holders pursuant to Paragraph G.11, if a Holder’s interest is in certificated form, a Holder must do each of the following in order to convert:

(1) complete and manually sign the conversion notice provided by the Conversion Agent, or a facsimile of the conversion notice, and deliver this irrevocable notice to the Conversion Agent;

(2) surrender the shares of Series 2011 Preferred Stock to the Conversion Agent;

(3) if required, furnish appropriate endorsements and transfer documents;

(4) if required, pay all transfer or similar taxes; and

(5) if required, pay funds equal to any declared and unpaid dividend payable on the next Dividend Payment Date.

If a Holder’s interest is a beneficial interest in a global certificate representing Series 2011 Preferred Stock, in order to convert a Holder must comply with clauses (3) through (5) listed above and comply with the Depositary’s procedures for converting a beneficial interest in a global security.

The date on which a Holder complies with the procedures in this clause (iv) is the “Conversion Date.”

(C) The Conversion Agent shall, on a Holder’s behalf, convert the Series 2011 Preferred Stock into shares of Common Stock and/or cash, other securities or other property (involving payments of cash in lieu of fractional shares), in accordance with the terms of the notice delivered by such Holder described in clause (B) above.  If a Conversion Date on which a Holder elects to convert Series 2011 Preferred Stock is prior to the record date relating to any declared dividend for the Dividend Period, such Holder will not have the right to receive any declared dividends for that Dividend Period.  If a Conversion Date on which a Holder elects to convert Series 2011 Preferred Stock or the Mandatory Conversion Date is after the record date for any declared dividend and prior to the Dividend Payment Date, such Holder shall receive that dividend on the relevant Dividend Payment Date if such Holder was the Holder of record on the record date for that dividend.  Notwithstanding the preceding sentence, if the Conversion Date is after the record date and prior to the Dividend Payment Date, whether or not such Holder was the Holder of record on the record date, the Holder must pay to the Conversion Agent upon conversion of the shares of Series 2011 Preferred Stock an amount in cash equal to the full dividend actually paid on the Dividend Payment Date for the then-current Dividend Period on the shares of Series 2011 Preferred Stock being converted, unless the Holder’s shares of Series 2011 Preferred Stock are being converted pursuant to Paragraph G.12(b).

(b) Mandatory Conversion at the Corporation’s Option.

(i) On or after June 1, 2014, provided that for at least 20 Trading Days within the 30 consecutive Trading Days immediately preceding the delivery of a Notice of Mandatory Conversion, the Closing Price of the Common Stock exceeds 135% of the greater of (i) $4.00 or (ii) the Closing Price of the Common Stock on the Trading Day immediately preceding the date of issuance of a share of Series 2011 Preferred Stock, the Corporation may, at its option, on any Dividend Payment Date, cause some or all of the Series 2011 Preferred Stock to be converted into shares of Common Stock at the Applicable Conversion Ratio.  The Corporation will provide Notice of Mandatory Conversion as set forth in Paragraph G.12(b)(iii).

(ii) If the Corporation elects to cause less than all of the Series 2011 Preferred Stock to be converted under clause (i) above, the Conversion Agent will select the Series 2011 Preferred Stock to be converted by lot, or on a pro rata basis or by another method the Conversion Agent considers fair and appropriate, including any method required by the Depositary (so long as such method is not prohibited by the rules of any stock exchange or quotation association on which the Series 2011 Preferred Stock is then traded or quoted). If the Conversion Agent selects a portion of a Holder’s Series 2011 Preferred Stock for partial conversion at the Corporation’s option and such Holder converts a portion of its shares of Series 2011 Preferred Stock at the same time, the portion converted at such Holder’s option will reduce the portion selected for conversion at the Corporation’s option under this Paragraph G.12(b).

(iii) If the Corporation exercises the optional conversion right described in this Paragraph G.12(b), the Corporation shall give notice (such notice a “Notice of Mandatory Conversion”) by (i) providing a notice of such conversion by first class mail to each Holder of record for the shares of Series 2011 Preferred Stock to be converted or (ii) issuing a press release and making this information available on its website.  The Conversion Date shall be a date selected by the Corporation (the “Mandatory Conversion Date”), not less than 10 days, and not more than 20 days, after the date on which the Corporation provides the Notice of Mandatory Conversion.  In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion shall state, as appropriate:

(A) the Mandatory Conversion Date;

(B) the number of shares of Common Stock to be issued upon conversion of each share of Series 2011 Preferred Stock; and

(C) the aggregate number of shares of Series 2011 Preferred Stock to be converted.

(c) Mandatory Conversion After Ten Years.  On June 1, 2021, all of the Series 2011 Preferred Stock issued and outstanding shall automatically and mandatorily be converted into shares of Common Stock at the Applicable Conversion Ratio.  The conversion of the Series 2011 Preferred Stock into Common Stock on June 1, 2021 shall not be conditioned on the price of the Common Stock or any other event or occurrence.

13. Anti-Dilution Adjustments.

(a) The Applicable Conversion Ratio shall be adjusted from time to time by the Corporation as follows:

(i) In case the Corporation shall, at any time or from time to time while any of the Series 2011 Preferred Stock is outstanding, pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock to all or substantially all holders of its outstanding shares of Common Stock, then the Applicable Conversion Ratio shall be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0

where,

CR0	=	the Applicable Conversion Ratio in effect at 5:00 p.m., Eastern time, on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution;

CR1	=	the Applicable Conversion Ratio in effect on the Ex-Dividend Date for such dividend or distribution;

OS0	=	the number of shares of Common Stock outstanding at 5:00 p.m., Eastern time, on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such dividend or distribution.

Any adjustment made pursuant to this Paragraph G.13(a)(i) shall become effective immediately prior to 9:00 a.m., Eastern time, on the Ex-Dividend Date for such dividend or distribution.  If any dividend or distribution that is the subject of this Paragraph G.13(a)(i) is declared but not so paid or made, the Applicable Conversion Ratio shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Applicable Conversion Ratio that would then be in effect if such dividend or distribution had not been declared.  For purposes of this Paragraph G.13(a)(i), the number of shares of Common Stock outstanding at 5:00 p.m., Eastern time, on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution shall not include shares of Common Stock held in treasury, if any.  The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in treasury, if any.

(ii)  In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock or combined into a smaller number of shares of Common Stock, the Applicable Conversion Ratio shall be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0

where,
CR0	=	the Applicable Conversion Ratio in effect at 5:00 p.m., Eastern time, on the Trading Day immediately preceding the effective date of such subdivision or combination;

CR1	=	the Applicable Conversion Ratio in effect on the effective date of such subdivision or combination;

OS0	=	the number of shares of Common Stock outstanding at 5:00 p.m., Eastern time, on the Trading Day immediately preceding the effective date of such subdivision or combination; and

OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination.

Any adjustment made pursuant to this Paragraph G.13(a)(ii) shall become effective immediately prior to 9:00 a.m., Eastern time, on the effective date of such subdivision or combination.

(iii) In case the Corporation shall issue rights (other than rights issued pursuant to a stockholders’ rights plan of the Corporation’s 1998 or 2009 stock option plans) or warrants to all or substantially all holders of its outstanding shares of Common Stock entitling them to purchase shares of Common Stock at a price per share less than the Current Market Price of the Common Stock, the Applicable Conversion Ratio shall be adjusted based on the following formula:

CR1 = CR0 x	OS0 + X
OS0 + Y
where,

CR0	=	the Applicable Conversion Ratio in effect at 5:00 p.m., Eastern time, on the Trading Day immediately preceding the Ex-Dividend Date for such issuance;

CR1	=	the Applicable Conversion Ratio in effect on the Ex-Dividend Date for such issuance;

OS0	=	the number of shares of the Common Stock that are outstanding at 5:00 p.m., Eastern time, on the Trading Day immediately preceding the Ex-Dividend Date for such issuance;

X	=	the total number of shares of the Common Stock issuable pursuant to such rights or warrants; and

Y	=	the number of shares of the Common Stock equal to the quotient of (x) the aggregate price payable to exercise such rights or warrants, divided by (y) the Current Market Price of the Common Stock.

Any adjustment made pursuant to this Paragraph G.13(a)(iii) shall become effective immediately prior to 9:00 a.m., Eastern time, on the Ex-Dividend Date for such issuance.  In the event that such rights or warrants described in this Paragraph G.13(a)(iii) are not so issued, the Applicable Conversion Ratio shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Applicable Conversion Ratio that would then be in effect if such issuance had not been declared.  To the extent that such rights or warrants are not exercised prior to their expiration or shares of the Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Applicable Conversion Ratio shall be readjusted to the Applicable Conversion Ratio that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered.  In determining the aggregate price payable to exercise such rights or warrants, there shall be taken into account any consideration received by the Corporation for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors).  For purposes of this Paragraph G.13(a)(iii), the number of shares of Common Stock outstanding at 5:00 p.m., Eastern time, on the Trading Day immediately preceding the Ex-Dividend Date for such issuance shall not include shares of Common Stock held in treasury, if any.  The Corporation will not issue any such rights or warrants in respect of shares of Common Stock held in treasury, if any.

(iv) In case the Corporation shall, by dividend or otherwise, distribute to all or substantially all holders of its outstanding shares of Common Stock shares of any class of Capital Stock of the Corporation, evidences of its indebtedness or assets, including securities, but excluding (1) any dividends or distributions referred to in Paragraph G.13(a)(i), (2) any rights or warrants referred to in Paragraph G.13(a)(iii), (3) any dividends or distributions referred to in Paragraph G.13(a)(v), (4) any dividends or distributions in connection with a transaction to which Paragraph G.14 applies, or (5) any Spin-Off to which the provisions set forth below in this Paragraph G.13(a)(iv) applies (any of the foregoing hereinafter in this Paragraph G.13(a)(iv) called the “Distributed Assets”), then, in each such case, the Applicable Conversion Ratio shall be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 – FMV
where,

CR0	=	the Applicable Conversion Ratio in effect at 5:00 p.m., Eastern time, on the Trading Day immediately preceding the Ex-Dividend Date for such distribution;

CR1	=	the Applicable Conversion Ratio in effect on the Ex-Dividend Date for such distribution;

SP0	=	the Current Market Price of the Common Stock; and

FMV	=	the Fair Market Value, on the Ex-Dividend Date for such distribution, of the Distributed Assets so distributed, expressed as an amount per share of Common Stock.

If the transaction that gives rise to an adjustment pursuant to this Paragraph G.13(a)(iv) is, however, one pursuant to which the payment of a dividend or other distribution on the Common Stock of, shares of Capital Stock of or similar equity interests in, a subsidiary or other business unit of the Corporation (a “Spin-Off”) that are, or, when issued, will be, traded or listed on the Nasdaq Global Select Market, the Nasdaq Capital Market, the New York Stock Exchange or any other U.S. national securities exchange or association, then the Applicable Conversion Ratio shall instead be adjusted based on the following formula:

CR1 = CR0 x	FMV0 + MP0
MP0

where,

CR0	=	=	the Applicable Conversion Ratio in effect at 5:00 p.m., Eastern time, on the Trading Day immediately preceding the Ex-Dividend Date for such distribution;

CR1	=	=	the Applicable Conversion Ratio in effect on the Ex-Dividend Date for such distribution;

FMV0	=	=
the average of the Closing Prices of such capital stock or similar equity interests distributed to holders of Common Stock applicable to one share of Common Stock during the 10 consecutive Trading Day period commencing on, and including, the effective date of the Spin-Off (the “Spin-Off Valuation Period”); and

MP0	=	=	the average of the Closing Prices of the Common Stock during the Spin-Off Valuation Period.

Any adjustment made pursuant to this Paragraph G.13(a)(iv) shall become effective immediately prior to 9:00 a.m., Eastern time, on the Ex-Dividend Date for such distribution.  If any dividend or distribution of the type described in this Paragraph G.13(a)(iv) is not so paid or made, the Applicable Conversion Ratio shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Applicable Conversion Ratio that would then be in effect if such dividend or distribution had not been declared.  If an adjustment to the Applicable Conversion Ratio is required under this Paragraph G.13(a)(iv), delivery of any additional shares of Common Stock upon conversion of the Series 2011 Preferred Stock shall be delayed to the extent necessary in order to complete the calculations provided for in this Paragraph G.13(a)(iv).

(v) In case the Corporation shall pay a dividend or otherwise make a distribution to all or substantially all holders of its outstanding shares of Common Stock consisting exclusively of cash, excluding (1) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or upon a transaction to which Paragraph G.14 applies, or (2) regular cash dividends to the extent that such dividends do not exceed $0.50 per share on a semi-annual basis or, if applicable, $0.25 per share on a quarterly basis (the “Dividend Threshold Amount”), then the Applicable Conversion Ratio shall be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 – DIV

where,

CR0	=	the Applicable Conversion Ratio in effect at 5:00 p.m., Eastern time, on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution;

CR1	=	the Applicable Conversion Ratio in effect on the Ex-Dividend Date for such dividend or distribution;

SP0	=	the Current Market Price of the Common Stock; and

DIV	=
the amount in cash per share of Common Stock of the dividend or distribution, as determined pursuant to the following sentences. If any adjustment is required to be made as set forth in this Paragraph G.13(a)(v) as a result of a distribution (1) that is a regularly scheduled quarterly dividend, such adjustment would be based on the amount by which such dividend exceeds the Dividend Threshold Amount or (2) that is not a regularly scheduled quarterly dividend, such adjustment would be based on the full amount of such distribution. The Dividend Threshold Amount is subject to adjustment on an inversely proportional basis whenever the Applicable Conversion Ratio is adjusted; provided that no adjustment shall be made to the Dividend Threshold Amount for any adjustment made to the Applicable Conversion Ratio as described under this Paragraph G.13(a)(v).

Any adjustment made pursuant to this Paragraph G.13(a)(v) shall become effective immediately prior to 9:00 a.m., Eastern time, on the Ex-Dividend Date for such dividend or distribution.  If any dividend or distribution of the type described in this Paragraph G.13(a)(v) is not so paid or made, the Applicable Conversion Ratio shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Applicable Conversion Ratio that would then be in effect if such dividend or distribution had not been declared.

(vi) In case of purchases of Common Stock pursuant to a tender offer or exchange offer made by the Corporation or any subsidiary of the Corporation for all or any portion of the Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the Closing Price per share of Common Stock on the Trading Day next succeeding the last date, as it may be amended, on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “Expiration Date”), the Applicable Conversion Ratio shall be adjusted based on the following formula:

CR1 = CR0 x	AC + (SP1 x OS1)
SP1 x OS0

where,

CR0	=	the Applicable Conversion Ratio in effect at 5:00 p.m., Eastern time, on the Expiration Date;

CR1	=	the Applicable Conversion Ratio in effect immediately after 5:00 p.m., Eastern time, on the Expiration Date;

AC	=
the aggregate value of all cash and any other consideration (as determined by the Board of Directors), on the Expiration Date, paid or payable for shares of Common Stock validly tendered or exchanged and not withdrawn as of the Expiration Date;

OS1	=	the number of shares of Common Stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “Expiration Time”);

OS0	=	the number of shares of Common Stock outstanding immediately before the Expiration Time; and

SP1	=	the average Closing Price per share of Common Stock during the 10 consecutive Trading Day period commencing on the Trading Day immediately after the Expiration Date.

Any adjustment made pursuant to this Paragraph G.13(a)(vi) shall become effective immediately prior to 9:00 a.m., Eastern time, on the Trading Day immediately following the Expiration Date.  If the Corporation, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Applicable Conversion Ratio shall be readjusted to be the Applicable Conversion Ratio that would then be in effect if such tender offer or exchange offer had not been made.  Except as set forth in the preceding sentence, if the application of this Paragraph G.13(a)(vi) to any tender offer or exchange offer would result in a decrease in the Applicable Conversion Ratio, no adjustment shall be made for such tender offer or exchange offer under this Paragraph G.13(a)(vi).  If an adjustment to the Applicable Conversion Ratio is required under this Paragraph G.13(a)(vi), delivery of any additional shares of Common Stock upon conversion of the Series 2011 Preferred Stock shall be delayed to the extent necessary in order to complete the calculations provided for in this Paragraph G.13(a)(vi).

(vii) To the extent the Corporation has a rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Series 2011 Preferred Stock, the Holder will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to such Conversion Date, the rights have separated from the shares of Common Stock in accordance with the provisions of such rights plan, in which case the Applicable Conversion Ratio shall be adjusted at the time of separation as if the Corporation made a distribution to all or substantially all holders of the outstanding shares of Common Stock as provided in Paragraph G.13(a)(iv), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(viii) In cases where the Fair Market Value of shares of Capital Stock, evidences of indebtedness, assets (including cash) or securities, including with respect to a Spin-Off, as to which Paragraph G.13(a)(iv) or Paragraph G.13(a)(v) apply, applicable to one share of Common Stock, distributed to holders of Common Stock:

(1) equals or exceeds the Current Market Price of the Common Stock; or

(2) the Current Market Price of the Common Stock exceeds the fair market value of shares of Capital Stock, evidences of indebtedness, assets (including cash) or securities so distributed by less than $1.00, rather than being entitled to an adjustment in the Applicable Conversion Ratio, the Holder shall be entitled to receive upon conversion, in addition to the shares of Common Stock, the kind and amount of shares of Capital Stock, evidences of indebtedness, assets (including cash) or securities comprising the distribution that such Holder would have received if such Holder’s Series 2011 Preferred Stock had been converted immediately prior to the record date for determining the holders of Common Stock entitled to receive the distribution.

(ix) Notwithstanding any of the foregoing clauses in this Paragraph G.13, the Applicable Conversion Ratio will not be adjusted pursuant to this Paragraph G.13 if the Holders may participate in the transaction that would otherwise give rise to adjustment pursuant to this Paragraph G.13 as a result of holding shares of the Series 2011 Preferred Stock, without conversion of such Holder’s shares of Series 2011 Preferred Stock, as if such Holder held the full number of shares of Common Stock in to which a share of Series 2011 Preferred Stock may then be converted.

(x) The Corporation may, but is not required to, make such increases in the Applicable Conversion Ratio, in addition to those required by Paragraph G.13(a)(i) through (vi), as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of Common Stock (or rights to acquire Common Stock) or from any event treated as such for income tax purposes.

(xi) In addition to the foregoing, to the extent permitted by applicable law and subject to the applicable rules of the Nasdaq Capital Market, the Corporation from time to time may increase the Applicable Conversion Ratio by any amount for any period of time if the period is at least 20 Business Days, the increase is irrevocable during the period and the Board of Directors shall have made a determination that such increase would be in the best interests of the Corporation, which determination shall be conclusive.  Whenever the Applicable Conversion Ratio is increased pursuant to the preceding sentence, the Corporation shall mail to Holders of record of the Series 2011 Preferred Stock a notice of the increase, which notice will be given at least 15 calendar days prior to the effectiveness of any such increase, and such notice shall state the increased Applicable Conversion Ratio and the period during which it will be in effect.

(xii) The Corporation shall not increase the Applicable Conversion Ratio pursuant to any adjustment beyond the maximum level permitted by the continued listing standards of the Nasdaq Capital Market; however the Corporation covenants not to enter into any transaction, or take any other action, that will require an adjustment to the Applicable Conversion Ratio that would exceed the number of shares of Common Stock that would require stockholder approval under the continued listing standards of the Nasdaq Capital Market without having obtained prior stockholder approval.

(xiii) If during a period applicable for calculating the Closing Price of Common Stock or any other security, an event occurs that requires an adjustment to the Applicable Conversion Ratio, the Closing Price of such security shall be calculated for such period in a manner determined by the Corporation to appropriately reflect the impact of such event on the price of such security during such period.  Whenever any provision of the articles of incorporation of the Corporation require a calculation of an average of Closing Prices of Common Stock or any other security over multiple days, appropriate adjustments shall be made to account for any adjustment to the Applicable Conversion Ratio that becomes effective, or any event requiring an adjustment to the Applicable Conversion Ratio where the Ex-Dividend Date of the event occurs, at any time during the period during which the average is to be calculated.

(xiv) In the event the Common Stock ceases to be traded on an applicable exchange or applicable market and as a result there is no Ex-Dividend Date with respect to any issuance, dividend or distribution requiring an adjustment to the Applicable Conversion Ratio pursuant to this Paragraph G.13, the Corporation shall calculate the adjustment using the record date for such issuance, dividend or distribution in lieu of the Ex-Dividend Date.

(xv) Whenever the Applicable Conversion Ratio is adjusted as herein provided, the Corporation will issue a notice to the Conversion Agent and DTC containing the relevant information and make this information available on the Corporation’s website.  In addition, the Corporation shall provide upon the request of a Holder, to the extent not posted on the Corporation website, a brief statement retting forth in reasonable detail the method by which the adjustment to the Applicable Conversion Ratio was determined and setting forth the revised Applicable Conversion Ratio.

14. Reorganization Events.

(a) In the event of:

(i) any consolidation or merger of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property of the Corporation or another Person;

(ii) any sale, transfer, lease, or conveyance to another Person of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property;

(iii) any reclassification of the Common Stock into securities, including securities other than the Common Stock; or

(iv) any statutory exchange of the Corporation’s securities with another Person (other than in connection with a merger or acquisition);

(any such event specified in this Paragraph G.14(a), a “Reorganization Event”), each share of Series 2011 Preferred Stock outstanding immediately prior to such Reorganization Event shall, at the option of the Holders, become convertible into the types and amounts of securities, cash, and other property that is or was receivable in such Reorganization Event by a holder of the shares of Common Stock that was not the counterparty to the Reorganization Event or an affiliate of such other party in exchange for such Common Stock (such securities, cash, and other property, the “Exchange Property”).

(b) In the event that holders of the shares of the Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive upon conversion shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of the Common Stock that affirmatively make an election (or of all such holders if none make an election). On each Conversion Date following a Reorganization Event, the Applicable Conversion Ratio then in effect will be applied to the value on such Conversion Date of the securities, cash, or other property received per share of Common Stock, determined as set forth above. The amount of Exchange Property receivable upon conversion of any Series 2011 Preferred Stock in accordance with Paragraphs G.11 or G.12(b) hereof shall be determined based upon the then Applicable Conversion Ratio.

(c) The above provisions of this Paragraph G.14 shall similarly apply to successive Reorganization Events and the provisions of Paragraph G.13 shall apply to any shares of Capital Stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(d) The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the type and amount of the cash, securities or other property that constitutes the Exchange Property.  Failure to deliver such notice shall not affect the operation of this Paragraph G.14.

15. Fractional Shares.

(a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series 2011 Preferred Stock.

(b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any conversion at the Corporation’s option pursuant to Paragraph G.12(b) hereof or any conversion at the option of the Holder pursuant to Paragraph G.11, if applicable, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the effective date of conversion.

(c) If more than one share of the Series 2011 Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series 2011 Preferred Stock so surrendered.

16. Reservation of Common Stock.

(a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Series 2011 Preferred Stock as provided in these Articles of Amendment, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series 2011 Preferred Stock then outstanding, calculated assuming the initial Applicable Conversion Price, subject to adjustment as described under Paragraph G.13.  For purposes of this Paragraph G.16(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series 2011 Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) All shares of Common Stock delivered upon conversion of the Series 2011 Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series 2011 Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(d) The Corporation hereby covenants and agrees that, so long as the Common Stock shall be listed on the Nasdaq Capital Market or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed all the Common Stock issuable upon conversion of the Series 2011 Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Stock until the first conversion of Series 2011 Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Series 2011 Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

17. Preemptive or Subscription Rights.  The Holders of Series 2011 Preferred Stock shall not have any preemptive or subscription rights.